                                                                                                                                Exhibit 99.1

                                                                                   March 31, 2006

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Announces Retirement of Chairman of the Board and Chairman of the Executive Committee and New Chairman of the Board

CHARLOTTE, N.C.- March 31, 2006--Ruddick Corporation (NYSE:RDK) announced today that, effective March 31, 2006, Alan T. Dickson and R. Stuart Dickson have retired from their positions as non-executive Chairman of the Board of Directors and non-executive Chairman of the Executive Committee of the Board of Directors, respectively.  These positions have been held since 2002 when they retired as executive officers of the Company.  The Company also announced Thomas "Tad" W. Dickson has been elected the new Chairman of the Board of Directors.  In addition to serving as the Chairman of the Board, Tad will continue to serve as the Company's President and Chief Executive Officer, and Alan and Stuart Dickson will each continue to serve as members of the Board of Directors.

Edwin B. Borden, the Company's Independent Lead Director, said, "As founders of the Company, Alan and Stuart Dickson were instrumental in building Ruddick into the great company it is today and our Company has benefited greatly from their pioneering energy and forward-thinking insights.  They have helped to guide the Company through many challenging periods over the last four decades and, although they are retiring today as Chairman of the Board and Chairman of the Executive Committee, we are fortunate that they will continue to provide guidance and counsel as members of the Board.  The entire Ruddick Corporation Board of Directors joins me in thanking Alan and Stuart for their many years of service and contributions to the Company."

Mr. Borden continued, "Tad is well qualified to assume the additional role as Chairman of the Board.  Tad joined the Company's subsidiary, American & Efird, Inc., in 1980. He was elected President and principal executive officer of Ruddick in 1997 and named Chief Executive Officer in 2002.  The Board looks forward to continuing to work closely with him and the other members of management at Ruddick and its subsidiaries."

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of thread and specialty engineered yarns with global operations.

Forward Looking Statements

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the registrant with the Securities and Exchange Commission.